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                            STOCK PURCHASE AGREEMENT

THIS AGREEMENT, made this 3rd day May, 1997, by and between:.HAROLD BENDELL, an adult individual residing at 200 Fendling Rd, Englewood
Cliffs,NewJerseyO7632(hereinafter referred to as SELLER)

                                      AND

MAJOR ACQUISITIONCORP. a corporation organized under the laws of the State of New York, having its principal office located at 80-02 Kew Gardens Boulevard, Suite 5000, Kew Gardens, New York II 41 5 (hereinafter referred to as 'BUYER')

                                      AND

Robert Rimberg, Esquire, whose address is 566 Third Avenue., New York, New York 10022 (hereinafter referred to as escrow agent);

                                  WITNESSETH:

WHERE AS, SELLER has entered Into a certain Letterof Intent. dated December 11, 1996 with BUYER for the sale to BUYER of all of his stockholdings in Major Dodge. Inc, and Major Chrysler, Plymouth, Jeep Eagle, Inc. (collectively, the Corporation and the parties desire that this Agreemerrt will formalize and evidence their final understandings concerning such sale.and purchase transaction; and

WHEREAS, in conjunction wfth such sale and purrhase transaction the parties desire to provide for an as of the Shares as hereinafter defined, the Deposit as hereinafter defined and the payment of the Purchase Price Balance as hereinafter defined. pending closing of the transaction. and therefore, simultaneously herewith, the parties

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have entered into that certain escrow agreement ("Escrow Agreement") attached hereto as Exhibit "A" and made a part hereof by this reference; and

WHEREAS, under the Escrow Agreement, Escrow Agent has agreed to act as EscrowAgent to hold and deliver both the Shares and the Purchase Price as hereinafter defined according to the provisions thereof and hereof.

NOW, THEREFORE, with the foregoing recitals incorporated herein and in consideration of the mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                 STOCK PURCHASE

   1.1. Sale of Shares. SELLER shall sell to BUYER, on the terms and conditions of this Agreement, and BUYER shall purchase from SELLER, on the terms and conditions of this Agreement, the following shares of the indicated companies (the "Shares"): Ten (10) shares of Major Dodge, Inc., a New York corporation. Fifty (50) shares of Major Chrysler, Plymouth, Jeep Eagle, Inc., a New York corporation.

   1.2. Delivery of Shares. Seller shall deliver and the Escrow Agent shall receive and acknowledge receipt of, stock certificates representing the Shares, together with executed blank stock powers with signature guarantees for each certificate (the defined term 'Shares' is deemed to include the executed blank stock powers and signature guarantees) for purposes of the Agreement, simultaneously with the delivery by Buyer to the Escrow Agent of the Deposit. Escrow Agent agrees to hold, safeguard, account for

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and return and/or deliver the Shares in accordance with the terms and conditions of the Escrow Agreement.

   1.3. Purchase Price. BUYER shall pay the sum of FOUR MILLION ($4,000,000.00) DOLLARS (the "Purchase Price") for the Shares in the following manner:

        1.3.1. Upon execution hereof, BUYER shall deliver a deposit in the amount of Four Hundred Thousand ($400.000.00) Dollars (the "Deposit") to the Escrow Agent, who shall hold the Deposit as provided in the Escrow Agreement -,

        1.3.2. Upon satisfaction of all of the contingencies set forth in paragraph 1.4 below, BUYER shall deliver the balance of the Purchase Price in the amount of Three Million Six Hundred Thousand ($3,600,000.00) Dollars ("Purchase Price Balance") to the Escrow Agent who shall hold the Purchase Price Balance as provided in the Escrow Agreement .

   1.4. Contingencies.

        1.4.1. The parties hereto expressly agree and acknowledge that the payment of the Purchase Price Balance and the Close of Escrow, as hereinafter defined, are expressly contingent upon the following:

        1.4.1.1. The Seller shall have obtained the approval of all automotive franchising manufacturers (the "Factory Approval") which have franchise agreements with the Corporations to sell new vehicles and parts. The parties acknowledge and agree that in the event some or all of the Factory Approvals are not obtained on or before the Closing Date, as that term is defined in that certain Plan and Agreement of Merger by and between Fidelity Holdings, Inc. ("Fidelity"), Major Automotive

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Group, Inc. ("MAG"), Major Acquisition Corp. ("MAC") and Bruce Bendell
("Bendell"), (the "Merger Agreement") the parties may either (i) extend the Closing Date in order to provide the Seller with additional time to obtain the Factory Approval or (II') the Buyer may proceed with the Close of Escrow in which event the Purchase Price shall be adjusted 'in accordance with the allocations set forth on the attached Schedule 6 ("Partial Closing"). In the event of the occurrence of Partial Closing (i) the Escrow Agent shall deliver those shares for the Corporations for which Factory Approvals have been obtained and shall deliver the applicable portion of the Deposit to Seller, and (ii) the Seller shall be under a continuing obligation to obtain the remaining Factory Approvals upon the obtaining of which, the Seller shall be paid the balance of the Purchase Price. Seller may waive receiving any further monies post Close of Escrow upon delivery of written notice of his inability to obtain the remaining Factory Approvals to Buyer in which event Escrow Agent shall deliver to Seller those shares in those Corporations for which Factory Approval was not obtained.

        1.4.1.2. Buyer's obtaining and delivering to Escrow Agent unconditional releases from all of the creditors set forth on Exhibit "C", attached hereto, and by this reference made a part hereof, releasing Seller from any and all liability as a primary obligor or as a guarantor for any and all debts owed each such creditor ("Releases"). This contingency may be waived by Seller in the event Buyer is unable to obtain all of the Releases in which event, Buyer shall be required to post sufficient collateral to protect Seller to Seller's satisfaction until the Releases are obtained or the underlying debts satisfied.

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        1.4.1.3. The consummation of that certain Plan and Agreement of Merger dated March, 1997 by and among Fidelity, MAG and Buyer- and

        1.4.1.4. Seller and Buyer shall, on or before the Closing of Escrow Date, as hereinafter defined, have reached an agreement as to any adjustment in the Purchase Price as a result of Seller's loans receivable, paid in capital, cash reserves and loans payable to the Corporations.

        1.4.2. In the event that the Merger Agreement is not consummated for any reason, or the Closing and/or Partial Closing have not been extended, completed or partially completed in accordance with Article 1.4.1.1 above, this Agreement shall be null and void ab initio in which event the Deposit shall be returned to Buyer, together with interest thereon, the Shares shall be returned to Seller, together with all dividends and distributions paid, and the parties shall have no further rights or obligations with respect to each other.

   1.5. Closing. Closing of this sale and purchase transaction shall be held at 10:00 a.m., at the offices of Buyer, on the Close of Escrow Date as hereinafter defined.

   1.6. Default by SELLER. This transaction is for the sale and purchase of the Shares. In the event of the failure or refusal of SELLER to deliver any of the Shares, which failure or refusal shall not relieve SELLER of his obligations hereunder, BUYER may, at its option and without prejudice to its rights against SELLER, pursue all rights and remedies that it may have as against SELLER, including, without limitation, the right of specific performance.

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   1.7. Default by BUYER. In the event of the failure or refusal of BUYER to perform any of its obligations under this Agreement, which failure or refusal shall not relieve BUYER of its obligations hereunder, SELLER may, at his option and without pre'udice to his rights against BUYER, pursue all rights and remedies that he may have as against BUYER, including, without limitation, the right of specific performance or, in the alternative, Seller may retain the Deposit as liquidated damages, it being agreed that the Deposit represents a reasonable calculation of the damages which the Seller would sustain as a result of the breach of this Agreement by Buyer.

   1.8. SELLER's Representations and Warranties with respect to the Shares. In addition to the business representations and warranties of SELLER contained 'in Paragraph 1.9 following, SELLER represents and warrants to the best of his knowledge and belief that: (a) the Corporations are legally organized and in good standing in their respective states of incorporation; (b) the Shares are duly authorized, validly issued and outstanding, and are fully-paid and non-assessable; and (c) the Shares are free and clear of all liens, encumbrances, security interests, charges, pledges and hypothecations, there is no prior agreement respecting the sale of such shares to any person or entity, and SELLER is the sole legal and beneficial owner of such Shares with full right and authority to sell and transfer such shares to BUYER.

   1.9. SELLER's Representations and Warranties. For purposes of this Agreement, "Material Adverse Effect" means, with respect to the Corporations, a material adverse effect on the business, operations, or financial condition of either of the Corporations. For purposes of this Agreement, "Taxes" shall mean all taxes, fees, levies,

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duties. charges or other assessments imposed by any federal, state, county, local or foreign government, taxing authority, subdivision or agency thereof. including interest. penalties. additions to tax or additional amounts thereto. In addition to the foregoing representations and warranties of SELLER relating to the Shares, SELLER represents and warrants to the best of his knowledge and belief as follows-.

        1.9. 1. Consents and Approvals- No Violations.

                (i) Except for applicable requirements of New York securities law. no filing with, and no permit, authorization, consent or approval of any public body or authority is necessary for the consummation by the Corporations of the transactions contemplated by this Agreement.

                (ii) Neither the execution and delivery of Lhis Agreement by SELLER, the consummation by SELLER of the transactions contemplated hereby, nor compliance by SELLER with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Corporations' Articles of Incorporation or Bylaws; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any lien) under any of the terms, conditions or provisions of any note, bond. mortgage, indenture, license, contract, agreement or other instrument or obligation to which either of the Corporations is a party or by which they or any of their properties or assets may be bound; or (iii) violate any order, writ, injunction. decree. statute, rule or regulation applicable to the Corporations or any of their properties or assets.

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                (iii) The foregoing provisions of this Article 1.9.1
notwithstanding, the Seller shall have thirty (30) days from the execution hereof to conduct a review of all information and/or documentation for the purpose of determining (i) if a default or violation as set forth in this subparagraph exists or (ii) if any consents and/or approvals are necessary to consummate this transaction. In the event that it is determined that a default or violation exists or may exist, or a consent or approval is necessary, the Seller shall notify the Buyer of such and provide the Buyer with the information. documentation and records discovered, and make a good faith effort using due diligence to obtain any such con sents and approvals or to remedy any such defaults or violations. In the event the Seller is unable to obtain such consents or approvals or to remedv such defaults or violations. he shall work towards obtaining replacements for the defaulted/violated Agreements or Buyer may waive same. If Buyer does not so waive, the parties may decide to terminate this Agreement, in which event this Agreement shall be deemed null and void ab initio.

        1.9.2. Reports. The balance sheets of the Corporations for the year ended December 31, 1996, including any notes or schedules thereto (the "Corporations' Balance Sheets") and the related statements of profits and losses for the year then ended do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading and fairly present the financial positions of the Corporations as of the respective dates thereof. Except as and to the extent provided in the Corporations' Balance Sheets, the

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Corporations did not have at December 31, 1996, any liabilities required by generally accepted accounting principals to be reflected on a balance sheet.

        1.9.3. Absence of Certain Changes. Since December 31, 1996, the Corporations (i) have not suffered a Material Adverse Effect, (ii) have not entered into any transaction, or conducted their businesses or operations, other than in the ordinary course of business and consistent with past practice, or
(iii) have not taken or agreed to take any of the following actions ("Material Action")-.

        1.9.3.1. (i) declare. set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split. combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of. in lieu of or in substitution for shares of its capital stock; or (iii) amend the terms of, repurchase, redeem or otherwise acquire any of its securities or any securities of its subsidiaries, or propose to do any of the foregoing;

        1.9.3.2. authorize for issuance, issue, sell. deliver or agree or commit to issue. sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights), except as required pursuant to the agreements and instruments outstanding on the date hereof, or amend in any material respect any of the terms of any such securities or agreements outstanding on the day hereof; to do any of the foregoing, consistent with past practice.

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        1.9.3.3. amend or propose to amend either Corporations'Articies or
Certificate of Incorporation or Bylaws;

        1.9.3.4. acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business, consistent with past practice, or any assets which are material to SELLER, BUYER, or the Corporations, as applicable, taken as a whole or make any capital expenditures aggregating over Twenty Thousand ($20,000.00) Dollars, except in each case pursuant to obligations in effect on the date hereof. or enter into any contract, commitment or transaction outside the ordinary course of business.

        1.9.3.5. incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Corporations or guarantee (or become liable for) any debt of others or make any loans, advances or capital contributions or mortgage, pledge or otherwise encumber any material assets or create or suffer any material lien thereupon other than in each case in the ordinary course of business consistent with past practice;

        1.9.3.6. pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unassented, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of either of the Corporations, as applicable, incurred in the course of business consistent with past practice or settle any lawsuits relating to intellectual property:

                                       10
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        1.9.3.7. change any of the accounting principals or practices used by it
(except as required by generally accepted accounting principals)-,

        1.9.3.8. except as required by law, (i) enter into, amend or terminate any Benefit Plan (as hereinafter defined) or any agreement, arrangement, plan, or policy between either of the Corporations and one or more of its directors or executive officers, or (ii) increase in any manner the compensation or fringe benefits of any director. officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof, except in the case of non-officer employees for normal increases in the ordinary course of business consistent with past practice that. in the aggregate, do not result in a material increase in benefits or compensation expense. or enter into any contract. agreement, commitment or arrangement to do any of the foregoing;

        1.9.3.9. take any action that would tend not to preserve intact either Corporation's present business organization, keep available the services of its present officers and employees and preserve its relationship with customers, suppliers, licensors, licensees, contractors, distributors and others having business dealings with them; or

        1.9.3.10. (i) agree to take any of the foregoing actions, or (ii) take any action that would or is reasonably likely to result in any of the representations and warranties of either of the Corporations set forth in this Agreement being untrue.

   1.9.4. No Undisclosed Liabilities. Since December 31, 1996, neither of the Corporations has incurred any liabilities (absolute, accrued, contingent or otherwise) that are material, in the aggregate. to the business, operations or financial condition of either

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of the Corporations, except for liabilities incurred in the ordinary course of business, and consistent with past practices and liabilities incurred in connection with this Agreement.

   1.9.5. No Default. Neither of the Corporations is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) the Articles of Incorporation or the Bylaws of either of the Corporations, (ii) any note. bond, mortgage, indenture. license, contract. agreement or other instrument or obligation to which either of the Corporations is a party or by which the Corporations or any of their properties or assets may be bound, or
(iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Corporations, except in the case of (ii) or (iii) for defaults or violations which would not. in the aggregate, have a Material Adverse Effect and which would not prevent or materially delay the consummation of the transactions contemplated hereby.

   1.9.6. Litication. There are no actions, suits, proceedings or, to the best knowledge of the Corporations, investigations pending or, to the best knowledge of the Corporations, threatened involving the Corporations, at law or in equity, or before any governmental entity which, in the aggregate, are reasonably likely to have a Material Adverse Effect.

   1.9.7. Comoliance with Applicable Law. The business of the Corporations is not being conducted in violation of any applicable law, ordinance, rule, regulation. decree or order of any governmental entity, except for violations which, in the aggregate, do not and would not have a Material Adverse Effect. The Corporations hold all permits. licenses, variances, exemptions, orders and approvals of all governmental entities

                                       12

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necessary for the lawful conduct of their businesses (the "Corporations'
Permits"), except for failures to hold such Corporations' Permits which would not. in the aggregate, have a Material Adverse Effect. The Corporations are in compliance with the terms of the Corporations' Permits, except where the failure to do so would not, in the aggregate. have a Material Adverse Effect.

   1.9.8. Taxes. The Corporations have duly filed all material federal, state. local and foreign tax returns required to be filed by them, and the Corporations have duly paid, caused to be paid or made adequate provision for the payment of all Taxes required to be paid in respect of the periods covered by such returns and have made adequate provision for payment of all Taxes anticipated to be payable in respect of all calendar periods since the periods covered by such returns. All deficiencies and assessments asserted as a result of any examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the financial statements of the Corporations and no issue or claim has been asserted for Taxes by any taxing authority for any prior period, the adverse determination of which would result in a deficiency which would have a Material Adverse Effect, other than those heretofore paid or provided for. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, state or local income tax return of the Corporations.

   1.9.9. ERISA.

        1.9.9.1. With respect to each employee benefit plan (including, without limitation, any "employee benefit plan," as defined in Section'3(3) of the Employee Retirement Income Security Act of 'i 974, as amended ("ERISA")), and any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan, arrangement or understanding (whether or not legally binding) (all the foregoing being herein called "Benefit Plans"), maintained or contributed to by the Corporations, the Corporations have made available to BUYER a true and correct copy of, where applicable, (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS"), (II') such Benefit Plan, (iii) each trust agreement, insurance contract. and third-party administration agreement, if any, relating to such Benefit P!an,
(iv) the most recent actuarial report or valuation relating to any Benefit Plan sub'ect to Title IV of ERISA, (v) the most recent IRS determination letter, and
(vi) the summary plan description. No amendments or promises have been made with respect to any Benefit Plan which would increase after the date of this Agreement the expense of maintaining such Benefit Plan.

        1.9.9.2. No Benefit Plans of the Corporations nor benefit plans of any entity which would be treated as a "single employer" with either of the Corporations under Section 4001 (b) of ERISA are subject to Title IV of ERISA.

        1.9.9.3. With respect to Benefit Plans of the Corporations, in the aggregate, no event has occurred, and to the knowledge of the Corporations, there exists no condition or set of circumstances which are reasonably likely to occur in connection with which either of the Corporations would be subject to any liability that would have a Material Adverse Effect (except liability for benefit claims and funding obligations payable

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in the ordinary course), under ERISA, the Internal Revenue Code of 1986, as amended (the "Code") or any other applicable law.

        1.9.9.4. With respect to Benefit Plans of either of the Corporations, in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly fcotnoted in accordance with generally accepted accounting principals, on the consolidated financial statements of the Corporations. except for obligations which would not, in the aggregate, have a Material Adverse Effect.

        1.9.9.5. Each of the Benefit Plans has been administered in compliance with its terms in all material respects and is in compliance with applicable laws and regulations, except for failures to comply which, in the aggregate, would not have a Material Adverse Effect.

        1.9.9.6. Each of the Benefit Plans which is intended to be a qualified plan within the meaning of Section 401 (a) of the Code has been determined by the IRS to be so qualified and nothing has occurred to cause the loss of such qualified status.

        1.9.9.7. The Corporations have no obligations for retiree health, medical or life insurance benefits under any plan referred to in this Section
1.9 other than (i) coverage mandated by applicable law, (ii) deferred compensation benefits accrued as liabilities on the financial statements of the Corporations, or (iii) benefits the full cost of which are borne by the current or former employee (or his or her beneficiary).

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   1.9.10. Intellectual Property. No claim is pending, or, to the knowledge of the Corporations, threatened to the effect that the present or past operations of either of the Corporations infringe upon or conflict with the rights of others with respect to any intellectual property (including, without limitation, licenses, copyrights, drawings, trade secrets, know-how and computer software) necessary to permit the Corporations to conduct their business as now operated (the Corporations Intellectual Property") and no claim is pending or, to the best knowledge of the Corporations, threatened to the effect that any of the Corporations Intellectual Property is invalid or unenforceable. The Corporations have provided BUYER with a list of all licenses. patents, patent rights. patent applications, trademarks. trademark applications, trade names. copyrights and service marks. No contract, agreement or understanding between either of Lhe Corporations and any other party exists which would impede or prevent the continued use by the Corporations of the entire right, title and interest of the Corporations to the Corporations Intellectual Property.

   1.9.11. Emoloyee Relations. The Corporations have provided the BUYER with a complete and correct list of all employment, compensation, severance. consulting or indemnification contracts between the Corporations and its present or former employees, officers, directors, and consultants to the extent that the Corporations have any continuing obligations thereunder.

   1.9.12. Material Contracts. The Corporations have made available to the BUYER a complete and accurate list of all contracts, agreements and instru ments to which the Corporations are a party or by which either of them or any of their properties or assets may be bound that (i) relate to the leasing of real property or (ii) provide for

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payments in any one year in excess of Twenty Thousand ($20,000.00) Dollars. Each of such contracts, agreements and instruments is valid and binding and in full force and effect and, to the best knowledge of the Corporations, there has not occurred any default by any party thereto which remains unremedied as of the date hereof.

   1.10. BUYER's Representations and Warranties. To the best of its knowledge and belief, BUYER represents and warrants as follows:

        1.10.1. Organization. BUYER is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the corporate power to own, lease and operate all of its properties and assets and to carry on its business as now being conducted. Neither the ownership of its properties nor the conduct of its business requires BUYER to be qualified to do business in any other jurisdiction. BUYER has heretofore delivered or will promptly deliver to SELLER accurate and complete copies of BUYER's Certificate of Incorporation and Bylaws, as currently in effect.

        1.10.2. Authority Relative to this Agreement. BUYER has the corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of BUYER and the holders of a majority of the outstanding shares of BUYER. No other actions are required by law or the Articles of Incorporation or Bylaws of BUYER to authorize the execution and delivery of this Agreement or the consummation of the actions contemplated hereby. This Agreement has

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been duly and validly executed and delivered by BUYER and constitutes a valid and binding agreement of BUYER, enforceable against BUYER in accordance with its terms.

   1.10.3. Consents and Approvals: No Violations. Except for applicable requirements of New York securities law, no filing with, and no permit, authorization, consent or approval of any public body or authority is necessary for the consummation by BUYER of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by BUYER, the consummation by BUYER of the transactions contemplated hereby, nor compliance by BUYER with any of the provisions hereof will (1) conflict with or result in any breach of any provision of BUYER's Articles of Incorporation or Bylaws; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which BUYER is a party or by which it or any of its properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to BUYER or any of its properties or assets.

   1.10.4. No Default. BUYER is not in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws, (ii) any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which BUYER is a party or by which BUYER or any of its properties or assets may be bound, or (iii) any order, writ, injunction, decree, statute. rule or regulation

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applicable to BUYER, except in the case of (ii) or (iii) for defaults or violations which would not, in the aggregate, have a Material Adverse Effect and which would not prevent or materially delay the consummation of the transactions contemplated hereby.

   1.10.5. Litigation. There are no actions, suits, proceedings or, to the best knowledge of BUYER, investigations pending or, to the best knowledge of BUYER, threatened involving BUYER. at law or in equity, or before any governmental entity which, in the aggregate, are reasonably likely to have a Material Adverse Effect.

   1.10.6. Compliance with Applicable Law. The business of BUYER is not being conducted in violation of any applicable law, ordinance. rule. regulation, decree or order of any governmental entity, except for violations which, in the aggregate, do not and would not have a Material Adverse Effect. The BUYER hold all permits, licenses. variances, exemptions, orders and approvals of all governmental entities necessary for the lawful conduct of its business (the "BUYER's Permits"), except for failures to hold such BUYER's Permits which would not. in the aggregate, have a Material Adverse Effect. BUYER is in compliance with the terms of the BUYER's Permits, except where the failure to do so would not, in the aggregate, have a Material Adverse Effect.

   1.10.7. Taxes. BUYER has duly filed all material federal, state, local and foreign tax returns required to be filed by them, and BUYER has duly paid, caused to be paid or made adequate provision for the payment of all Taxes required to be paid in respect of the periods covered by such returns and have made adequate provision for payment of all Taxes anticipated to be payable in respect of all calendar periods since the periods covered by such returns. All deficiencies and assessments asserted as a result of any examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the financial statements of BUYER and no issue or claim has been asserted for Taxes by any taxing authority for any prior period, the adverse determination of which would result in a deficiency which would have a Material Adverse Effect, other than those heretofore paid or provided for. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, state or local income tax return of BUYER.

                                   ARTICLE II

                                     ESCROW

   2.1 Appointment of Escrow Agent. SELLER and BUYER hereby appoint and designate Robert Rimberg, Esquire as the Escrow Agent for the purposes set forth in this Agreement. Upon the terms and conditions of this Agreement, the Escrow Agent hereby accepts such appointment and agrees to act as provided herein.

   2.2 Deposit of Purchase Price and Shares.

        2.2.1. At or before the time specified in Paragraph 1.3. BUYER shall deliver to Escrow Agent the Deposit in the form of a Cashier's, Treasurer's or Bank Check. The interest on such funds shall be paid to the party ultimately receiving such funds under the terms and conditions of this Agreement.

        2.2.2. At or before the time specified in paragraph 1.3, Buyer shall deliver to Escrow Agent the Purchase Price Balance in the form of a Cashier's, Treasurer's or Bank Check. The interest on such funds shall be paid to the party ultimately receiving such funds under the terms and conditions of this Agreement.

        2.2.3. At or before the time specified in paragraph 1.2. Seller shall deliver to Escrow Agent the Shares.

   2.3. Voting of Escrowed Shares. Until Closing, SELLER shall have the right to vote the escrowed Shares on all corporate issues and questions requiring a vote of the stockholders of either Corporation or upon which a vote of the stockholders of either Corporation is taken; provided, however, that SELLER shall not vote the escrowed Shares in any manner that shall be inconsistent with the terms of this Agreement.

   2.4. Dividends and Distributions on the Escrowed Shares. Prior to Closing, any dividends or distributions declared or made with respect to the escrowed Shares shall be delivered to the Escrow Agent who shall hold such funds or property for delivery to the party ultimately receiving the Shares.

   2.5. Closing of Escrow. The Escrow Agent shall terminate the escrow and deliver the Shares to Buyer together with all dividends and distributions paid. and deliver all of the Purchase Price by Bank or Certified Check to the order of the Seller together with all interest thereon ("Close of Escrow") on the third day following the earliest to occur of the following (should the third day fall on a weekend or holiday, the third day shall be deemed to be the next business day thereafter) ("Close of Escrow Date"):

        2.5.1. Completion by Fidelity of the Offering, as set forth and more fully defined on the attached Exhibit "D", attached hereto and made a part hereof by this reference;

        2.5.2. Such time as Buyer and Fidelity, shall elect: or

        2.5.3. Thirty (30) days after satisfaction of all contingencies set forth in Article 1.4.

   2.6. Compensation to Escrow Agent. SELLER and BUYER shall each pay one half of the charges of the Escrow Agent, and any aftorney's fees, expenses and other costs incurred by the Escrow Agent in connection with the administration of the provisions of this Escrow Agreement.

   2.7. Limited Duties of Escrow Agent. The Escrow Agent undertakes to perform only such duties as are required pursuant to the Escrow Agreement and no implied duties or obligations shall be read into the Escrow Agreement against the Escrow Agent.

   2.8. Writings and signatures. The Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine. may assume the validity and accuracy of any statement or assertion contained in such a writing or instrument and may assume that any person purporting to give any writing, notice, advice, or instructions in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument deposited in this escrow, nor as to the identity, authority, or right of any person executing the same.

   2.9. Indemnification of Escrow. BUYER and SELLER hereby agree jointly and severally, to indemnify the Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or any other expenses. fees, or charges of any character or nature, which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Agreement; and in connection therewith, to indemnify the Escrow Agent against any and all expenses. including attorneys' fees and the cost of defending any action, suit or proceeding or resisting any claim.

   2.10. Dispute Resolution. If the parties shall be in disagreement about the interpretation of this Agreement, or about the rights and obligations, or the propriety, of any action contemplated by the Escrow Agency hereunder, the Escrow Agent may, at its sole discretion, file an action in interpleader to resolve such disagreement. The Escrow Agent shall be indemnified for all costs, including reasonable attorneys' fees, in connection with the aforesaid interpleader action, and shall be fully protected in suspending all or a part of its activities under the Escrow Agreement until a final judgment in the interpleader action is received. As an alternative to the filing of an action in interpleader in the event of a dispute, the Escrow Agent, at its option, may suspend all or a part of its activities under the Escrow Agreement until the Escrow Agent receives an agreement between the parties settling the dispute or a court order directing the Escrow Agent to take a specified course of action. In the event that the Escrow Agent chooses the latter course of action, the Escrow Agent shall be fully protected in suspending all or a part of its activities under this Escrow Agreement until the Escrow Agent receives an agreement between the parties settling the dispute or a court order directing the Escrow Agent to take a specified course of action.

   2.11. Independent Counsel. The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. The Escrow Agent shall otherwise not be liable for any mistakes of fact or error of judgment, or for any acts or omissions of any kind unless caused by its wilful misconduct or gross negligence.

   2.12. Resignation. The Escrow Agent may resign upon thirty days written notice to both parties. SELLER shall thereupon appoint a successor Escrow Agent. If a successor Escrow Agent is not appointed by SELLER within the first twenty-one days of the thirty day period, the Escrow Agent shall notify BUYER who shall thereupon appoint a successor Escrow Agent. If a successor Escrow Agent is not appointed within the thirty day period, the Escrow Agent may petition the court to name a successor.

                                  ARTICLE III

                                 MISCELLANEOUS

   3.1. Notices. Anv notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by certified mail to the addresses as noted in this Agreement or such other address as a party may designate in writing to all parties to this Agreement.

   3.2. Waiver of Breach. The waiver by any party of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

   3.3. Benefit. The rights and obligations of all parties under this Agreement shall inure to the benefit of, and shall be binding upon their heirs, administrators, representatives, successors, and assigns.

   3.4. Entire Agreement. This Agreement contains the entire agreement of the parties and may be modified only by agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, or discharge is sought

   3.6. Severability. If provision of this Agreement is round to be invalid or unenforceable, this Agreement shall be considered divisible as to provision, what shall be inoperative, though that provision be not inclusive of this Agreement -shall be valid and binding as herein.

   IN WITNESS WHEREOF, the parties have executed this Escrow Agreement on the day and year first written above.

                                                         SELLER:

                                                         /s/ Harold Bendell
                                                         ------------------
                                                         HAROLD BENDELL


                                                         BUYER:

                                                         MAJOR ACQUISITION CORP.

                                                         BY:____________________


                                                         ESCROW AGENT

                                                         /s/ Robert Rimberg
                                                         -----------------------
                                                         ROBERT RIMBERG, ESQUIRE

                            STOCK PURCHASE AGREEMENT

                                  Exhibit "A"

                                ESCROW AGREEMENT

                            STOCK PURCHASE AGREEMENT

                                  EXHIBIT "B"


MAJOR DODGE, INC.                                                  $2,000,000.00

MAJOR CHRYSLER, PLYMOUTH, JEEP, EAGLE, INC.                        $2,000,000.00

                            STOCK PURCHASE AGREEMENT

                                  Exhibit "C"

                                ESCROW AGREEMENT

   AGREEMENT made as of the 6th day of March 1997, by and between Major Acquisition Corp, a New York Corp., with offices at 80-02 Kew Gardens Road, Kew Gardens, NY 11415 (hereinafter "Major"), Harold Bendell, an individual residing at 200 Pershing Road, Englewood, NJ 07632 (hereinafter "Bendell") and Robert L. Rimberg, Esq., 866 Third Ave., New York, NY 10022 (hereafter "Escrowee" or "Escrow Agent").

                                    ESCROWEE

   WHEREAS, Major and Bendell have entered into an agreement dated March 6, 1997 and titled "Stock Purchase" whereby major will purchase and Bendell will sell stock his interests in the Corporations (the "Agreement");

   WHEREAS, Major and Bendell are desirous of having Escrowee act as Escrow Agent to receive a four hunderd thousand dollars ($400,000.00) and shares as defined in the Agreement (collectively to be called "Deposit");

   WHEREAS, Major and Bendell are desirous are of setting forth the terms and conditions under which Escrowee shall hold and disburse the Deposit received by Escrowee pursuant to this Agreement;

   NOW THEREFORE, in consideration of the mutual covenants and representations contained herein and intending to be legally bound the parties agree as follows:

   1. The Deposit to be paid in accordance with the Agreement and shall be paid directly to Escrowee.

   2. The parties hereto agree that the total amount received by Escrowee in connection with the transaction is the Deposit.

   3. The Escrowee shall terminate the escrow and deliver the Deposit to Buyer as provided for in the Agreement.

   4. Excrowee represents that he will act as fiduciary in accordance with the judiciary law and other ethical or legal standards for attorneys admitted to practice in the State of New York.

   5. In determining the obligation under this Agreement, Escrowee shall rely solely upon ;this Escrow Agreement, with the exception of disbursing the Deposit which shall be in accordance with the Agreement, and the obligations of attorneys acting as a fiduciary in accordance with New York Law as described above. In event a dispute arises with respect to the monies held in escrow by Escrowee, Escrowee may hold the monies in escrow pending an Agreement signed by the parties or until final determination from a court of competent jurisdiction and all applicable appeal periods having expired.

   6. It is agreed that the duties of the Escrowee are only as specifically provided, are purely ministerial in nature, and that Escrowee shallincur no liability whatsoever except for willful misconduct or gross negligence. Bendell and Major hereby release Escrowee in good faith in performance of its duties hereunder.

   7. The Escrowee undertakes to perform only such duties as are required pursuant to this Agreement and no implied duties or obligations shall be read into this Escrow Agreement against the Escroww.

   8. The Escrowee may act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine, may assume the validity and accuracy of any statement or assertion contained in such writing or instrument and may assume that any person purporting to give any writing, notice, advise or instructions in connection with the provisions hereof has been duly athorized to do so. The Escrowee shall not be liable in any manner for the sufficiency or corectness as to form, manner and execution, or validity of any instrument deposited in this escrow, nor as to the identity, authority or right of any person executing the same.

   9. Buyer and Seller hereby agree jointly and severally, to indemnify the Escrowee and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or any other expenses, fees or charges of any character or nature, which it may incur or with which it may be threatened by reason of its acting as Escrowee under this Agreement; and in connection therewith, to indemnify the Escrowee against all expenses, including attorney's fees and the cost of defending any action, suit or proceeding or restraining claim.

   10. If the partieis shall be in disagreement about the interpretation of this Agreement, or about the rights and obligations, or the propriety, of any action contemplated by the Escrow Agency hereunder, the Escrow Agent may, at its sole discretion, file an action in interpleader to resolve such disagreement. The Escrow Agent shall be indemnified for all costs, including reasonable attorney's fees, in connection with the aforesaid interpleader action, and shall be fully protected in suspending all or a part of its activities under this Escrow Agreement until a final judgment in the interpleader action is received. As an alternatve to the filing of an action in interpleader in the event of a dispute, the Escrow Agent, at its option, amy suspend all or a part of its activities under this Escrow Agreement until the Escrow receives an agreement between the parties settling the dispute or a court order directing the Escrow Agent, at its option, may suspend all or a part of its activities under this Escrow Agreemnt until the Escrow receives an agreement between the partieis settling the dispute or a court order directing the Escrow Agent to take sa specified court of action. In the event that the Escrow Agent chooses the latter course of action, the Escrow Agent shall be fully protected in suspending all or a part of its activities under this Escrow Agreement until the Escrow Agent receives an agreement between the partieis settling the dispute or a court order directing the Escrow Agent to take a specified course of action.

   11. The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion os such counsel. The Escrow Agent shall otherwise not be liable for any mistakes of fact or error of judgment, or for any acts or omissions of any kind unless caused by its wilful misconduct or gross negligence.

   12. The Escrow Agent may resign upon thirty days written notice to both parties. Seller shall thereupon appoint a successor Escrow Agent. If a successor Escrow Agent is not appointedby Seller within the first twenty0one days of the thirty day period, the Escrow Agent sall notify Buyer who shall thereuppon appoint a successor Escrow Agent. If a successor Escrow Agent is not appointed within the thirty day period, the Excrow Agent may petition the court to name a successor.

   13. This Agreement embodies the complete and final Agreement and understanding between the partieis hereto and supersedes alal prior agreement and understanding relating to the subject matter hereof.

   14. This Agreement may not be amended, changed, altered, modified or terminated except by a written instrument signed by all parties hereto.


   15. All questions arising hereunder and the rights of the parties shall be construed in accordance with the laws of the State of New York and any action or proceeding shall be commenced in the State Courts of State of New York as provided for under the CPLR.

   16. In the event any provision of this Agreement is deemed unenforceable, such determination shall not effect any of the other provisions herein.

   17. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

   IN WITNESS WHEREOF, this Agreement has been executed by the partieis hereto that day and year above written.


                                                         /s/ Harold Bendell
                                                         -----------------------
                                                         Harold Bendell


                                                         Major Acquistion Corp.

                                                         /s/ Doron Cohen
                                                         -----------------------
                                                         By: Doron Cohen VP


                                                         /s/ Robert L. Rimberg
                                                         -----------------------
                                                         Robert L. Rimberg, Esq.